EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

REVELATION BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

	Security	Security Title	Fee or Carry Rule	Amount	Proposed Offering Unit (2)	Maximum Aggregate Offering	Fee Rate	Amount of Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	28,248,588	$1.77	$50,000,000.00	0.0001476	$7,380.00
	Total Offering Amounts							$7,380.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$7,380.00

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $1.77 per share, the closing price of the Registrant’s Common Stock on July 18, 2024, as reported on the Nasdaq Global Select Market.